UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
SCHEDULE 14A
________________
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
PVH Corp.
(Name of Registrant as Specified In Its Charter)
__________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PVH Corp.
285 Madison Avenue
New York, New York 10017
SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 20, 2024
May 22, 2024
On or about May 10, 2024, PVH Corp. (the "Company") commenced mailing to its stockholders of a Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 20, 2024 (the "Annual Meeting") and made available its definitive proxy statement, dated May 10, 2024 (the "Proxy Statement"), and other materials for the Annual Meeting. This Supplement describes a change in the proposed nominees for election to the Board of Directors of the Company (the "Board") and should be read in conjunction with the Proxy Statement.
Withdrawal of Nominee for Election as Director
On May 17, 2024, Allison Peterson informed us that she will not stand for re-election to our Board at the Annual Meeting. Ms. Peterson's decision not to stand for re-election to our Board was due to accepting employment starting after the date of the Annual Meeting with a company that could potentially create an impermissible conflict under Section 8 of the Clayton Antitrust Act of 1914. Therefore, Ms. Peterson’s nomination is withdrawn; no other nominee for election at the Annual Meeting will be named in place of Ms. Peterson. The Company's slate of nominees for director otherwise remains unchanged.
The Board recommends that you vote "FOR" the election of the nominees for director listed in the Proxy Statement, as amended by this Supplement: Ajay Bhalla, Michael M. Calbert, Brent Callinicos, George Cheeks, Stefan Larsson, G. Penny McIntyre, Amy McPherson and Judith Amanda Sourry Knox.
Voting Matters
If you have already voted over the Internet, by telephone or by completing your proxy card, you do not need to take any action unless you wish to change your vote. Any votes received for the election of Ms. Peterson to our Board will not be counted. This Supplement does not change the proposals scheduled to be voted on at the Annual Meeting, except that Ms. Peterson is no longer standing for re-election to our Board.

Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.